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                              SCS SUBSIDIARY, INC.

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               SCS/COMPUTE, INC.
                                       AT

                              $6.75 NET PER SHARE
                                       BY

                             SCS SUBSIDIARY, INC.,

                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                          THOMSON U.S. HOLDINGS INC.,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            THE THOMSON CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, JANUARY 25, 1996
                         UNLESS THE OFFER IS EXTENDED.

                                                               December 27, 1995

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     SCS Subsidiary, Inc., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Thomson U.S. Holdings Inc., a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada, has offered to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of SCS/Compute, Inc., a Delaware corporation (the "Company"), at a price of $6.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated December 27, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT WHEN ADDED TO THE NUMBER OF SHARES TO BE PURCHASED BY PURCHASER PURSUANT TO THE STOCK PURCHASE AGREEMENT SHALL CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF THE APPLICABLE ANTITRUST WAITING PERIOD.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated December 27, 1995;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Chemical Mellon Shareholder
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     Services, L.L.C. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to stockholders of the Company from Robert W. Nolan, Sr., President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 25, 1996, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but cannot deliver such holder's certificates, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described under "THE TENDER OFFER -- Section
3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson & Company Inc. (the "Information Agent") at its address and telephone number set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          SCS Subsidiary, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.